Exhibit 5.1

October 10, 2023

Orchestra BioMed Holdings, Inc.

150 Union Square Drive
New Hope, Pennsylvania 18938

Re:Orchestra BioMed Holdings, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Orchestra BioMed Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-1 of the Company (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to (a) the issuance of up to 1,932,841 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), upon the exercise of warrants issued by the Company, and (b) the resale of up to 22,221,440 shares of Common Stock and up to 750,000 warrants to purchase Common Stock issued by the Company and held by certain securityholders of the Company, as follows:

(i)

the issuance of up to 750,000 shares of Common Stock (the “HSAC2 Warrant Shares”) upon the exercise of 750,000 warrants issued in a private placement to the sponsor (the “Sponsor”) of Health Sciences Acquisitions Corporation 2 (“HSAC2”), in connection with the initial public offering of HSAC2 (the “HSAC2 Warrants”);

(ii)

the issuance of up to 675,000 shares of Common Stock (the “Officer and Director Warrant Shares”) upon the exercise of 675,000 warrants that were issued to certain officers and directors of the Company (the “Officer and Director Warrants”) in connection with the forfeiture of warrants by the Sponsor as part of the business combination between Legacy Orchestra (as defined below) and HSAC2 (the “Business Combination”);

(iii)

the issuance of up to 507,841 shares of Common Stock (the “Orchestra Warrant Shares” and, collectively with the HSAC2 Warrant Shares and the Officer and Director Warrant Shares, the “Warrant Shares”) upon the exercise of 507,841 warrants issued in connection with the Business Combination in exchange for warrants issued by Orchestra BioMed, Inc. (“Legacy Orchestra”), the Company’s predecessor and now a wholly owned subsidiary of the Company (the “Orchestra Warrants” and, collectively with the HSAC2 Warrants and the Officer and Director Warrants, the “Warrants”);

(iv)	the resale of up to 750,000 HSAC2 Warrants (the “Resale Warrants”) held by the Sponsor; and
(v)	the resale of up to 22,221,440 shares of Common Stock (collectively, the “Resale Shares”), consisting of:
a.	up to 10,675,809 shares of Common Stock issued to certain stockholders of the Company on January 26, 2023 in connection with the Business Combination;
b.	up to 10,070,645 shares of Common Stock held by the Sponsor and its affiliates;
c.	up to 22,279 shares of Common Stock issued to certain stockholders of the Company

Orchestra BioMed Holdings, Inc.

October 10, 2023

in May 2023 in connection with the exercise of Company warrants;

d.	up to 750,000 HSAC2 Warrant Shares;
e.	up to 675,000 Officer and Director Warrant Shares; and
f.	up to 27,707 shares of Common Stock (the “Lender Warrant Shares”) issuable upon the exercise of warrants issued to certain lenders of the Company on October 6, 2023 (the “Lender Warrants”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel and for purposes of our opinions set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and other instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including without limitation:

(i) the Registration Statement;

(ii)the Prospectus;

(iii) the Company’s Certificate of Incorporation, certified as of September 20, 2023 (the “Certificate of Incorporation”), by the Secretary of State of the State of Delaware and certified by an officer of the Company as of the date hereof, and the Bylaws of the Company as presently in effect, certified by an officer of the Company as of the date hereof;

(iv)the Agreement and Plan of Merger, dated as of July 4, 2022, by and among the Company, HSAC2 and HSAC Olympus Merger Sub, Inc. (as amended, the “Merger Agreement”) entered into by the parties in connection with the Business Combination;

(v)a certificate of the Secretary of State of the State of Delaware, certifying as to the existence and good standing of the Company under the laws of the State of Delaware as of September 20, 2023 (the “Good Standing Certificate”); and

(vi)resolutions adopted by the board of directors and/or shareholders of HSAC2, Legacy Orchestra and the Company, certified by an officer of the Company;

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, competency and authority of all persons executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements,

Orchestra BioMed Holdings, Inc.

October 10, 2023

instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the Merger Agreement and the agreements pursuant to which the Warrants and the Lender Warrants were issued are the valid and binding obligations of each of the parties thereto (other than the Company with respect to the Resale Warrants), enforceable against such parties (other than the Company with respect to the Resale Warrants) in accordance with their respective terms; (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (ix) that at or prior to the time of the issuance and delivery of any of the Warrant Shares, the Registration Statement will have been declared effective under the Securities Act; (x) that there has not been nor will there be any change in the good standing status of the Company from that reported in the Good Standing Certificate; (xi) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties; (xii) that the Warrant Shares will not be issued or transferred in violation of any restriction contained in the Certificate of Incorporation. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company.

With respect to the Warrants, the Warrant Shares, the Lender Warrants and the Lender Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares and the Lender Warrant Shares and/or antidilution adjustments to outstanding securities of the Company, including the Warrants and the Lender Warrants, may cause the Warrants and/or the Lender Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed that the exercise price of the Warrants and the Lender Warrants will not be adjusted to an amount below the par value per share of the shares of Common Stock.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when and if issued upon exercise of the Warrants in accordance with the terms of the respective Warrants, will be validly issued, fully paid and nonassessable.

2.The Resale Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as such enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally including, without limitation, fraudulent transfer or fraudulent conveyance laws; (ii) public policy considerations, statutes or court decisions that may limit rights to obtain exculpation, indemnification or contribution (including, without limitation, indemnification regarding violations of the securities laws and indemnification for losses resulting from a judgment for the payment of any amount other than in United States dollars); and (iii) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law.

3.The Resale Shares (other than the Warrant Shares and the Lender Warrant Shares) have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and nonassessable.

Orchestra BioMed Holdings, Inc.

October 10, 2023

4.The Lender Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when and if issued upon exercise of the Lender Warrants in accordance with the terms of the Lender Warrants, will be validly issued, fully paid and nonassessable.

With regard to opinion paragraph 2: (i) our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought; (ii) we express no opinion as to any provision of the Resale Warrants, that (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Resale Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; and (iii) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Resale Warrants.

Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter. This opinion letter is rendered solely in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act solely for such purpose. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP